Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full Year 2025 Results
Thornton, Colo., February 25, 2026 – MYR Group Inc. (“MYR” or the "Company") (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and Canada, announced today its fourth-quarter and full year 2025 financial results.
Fourth Quarter 2025 Highlights
•Quarterly revenues of $973.5 million
•Record quarterly net income of $36.5 million, or $2.33 per diluted share
•Record quarterly EBITDA of $64.2 million
Full Year 2025 Highlights
•Record full-year revenues of $3.66 billion
•Record full-year net income of $118.4 million, or $7.53 per diluted share
•Record full-year EBITDA of $232.7 million
•Record backlog of $2.82 billion
Management Comments
Rick Swartz, MYR’s President and CEO, said, “We closed out 2025 with strong fourth quarter financial results, delivering annual revenues of $3.66 billion. Fourth quarter net income was $36.5 million, representing a 129.1 percent increase over the fourth quarter of 2024, with revenues, consolidated gross profit, income from operations and EBITDA all increasing year over year. Backlog at the end of the fourth quarter totaled $2.82 billion, reflecting a steady bidding environment across both our T&D and C&I business segments.” Mr. Swartz continued, “Overall, increased electrification demand and continued investment in electrical infrastructure remain encouraging and reinforce our confidence that our end markets are positioned for continued success in 2026 and beyond.”
Fourth Quarter Results
MYR reported fourth-quarter 2025 revenues of $973.5 million, an increase of $143.7 million, or 17.3 percent, compared to the fourth quarter of 2024. Specifically, our T&D segment reported quarterly revenues of $530.9 million, an increase of $80.9 million, from the fourth quarter of 2024, due to an increase of $63.6 million in revenue on transmission projects and an increase of $17.3 million in revenue on distribution projects. Our C&I segment reported quarterly revenues of $442.6 million, an increase of $62.8 million, from the fourth quarter of 2024.
Consolidated gross profit increased to $111.3 million for the fourth quarter of 2025, compared to $85.9 million for the fourth quarter of 2024. The increase in gross profit was due to higher margins and revenues. Gross margin increased to 11.4 percent for the fourth quarter of 2025 from 10.4 percent for the fourth quarter of 2024. The increase in gross margin was primarily due to the fourth quarter of 2024 being negatively impacted by certain T&D clean energy projects and a C&I project. In the fourth quarter of 2025, gross margin was also positively impacted by better-than-anticipated productivity, favorable change orders and a favorable job closeout. These margin increases were partially offset by an increase in costs associated with project inefficiencies on certain projects. Changes in estimates of gross profit on certain projects resulted in gross margin decreases of 2.0 percent and 2.9 percent for the fourth quarter of 2025 and 2024, respectively.
T&D operating income margin was 7.4 percent for the fourth quarter of 2025, compared to operating income of 6.7 percent for the fourth quarter of 2024. The increase was primarily related to the fourth quarter of 2024 being negatively impacted by certain clean energy projects. In the fourth quarter of 2025, T&D operating income margin was also positively impacted by a favorable change order and better-than-anticipated productivity. These operating income margin increases were partially offset by an increase in costs associated with project inefficiencies on certain projects.
C&I operating income margin was 6.6 percent for the fourth quarter of 2025, compared to 3.9 percent for the fourth quarter of 2024. The increase was primarily related to a larger portion of our C&I projects progressing at higher contractual margins, some of which are nearing completion. In the fourth quarter of 2025, C&I operating income margin was also positively impacted by better-than-anticipated productivity, a favorable change order and a favorable job closeout. These operating income margin increases were partially offset by an increase in costs associated with project inefficiencies on certain projects.

Selling, general and administrative expenses (“SG&A”) increased to $64.6 million for the fourth quarter of 2025, compared to $56.7 million for the fourth quarter of 2024. The period-over-period increase was primarily due to an increase in employee incentive compensation costs and an increase in employee-related expenses to support future growth.
Interest expense decreased to $0.9 million for the fourth quarter of 2025, compared to $2.2 million for the fourth quarter of 2024. The period-over-period decrease was primarily attributable to lower interest rates and lower average outstanding debt balances during the fourth quarter of 2025 as compared to the fourth quarter of 2024.
Other income increased to $0.5 million for the fourth quarter of 2025, compared to other expense of $1.1 million for the fourth quarter of 2024. The change was largely due to foreign currency losses from changes in exchange rates on intercompany receivables recognized during the fourth quarter of 2024.
Income tax expense was $9.8 million for the fourth quarter of 2025, with an effective tax rate of 21.2 percent, compared to income tax expense of $11.1 million for the fourth quarter of 2024, which represented an effective tax rate of 40.9 percent. The decrease in the effective tax rate for the fourth quarter of 2025 compared to the fourth quarter of 2024 was primarily due to changes in state tax rates used to measure our state deferred income taxes and lower permanent difference items.
For the fourth quarter of 2025, net income was $36.5 million, or $2.33 per diluted share, compared to $16.0 million, or $0.99 per diluted share, for the same period of 2024. Fourth-quarter 2025 EBITDA, a non-GAAP financial measure, was $64.2 million, compared to $45.5 million in the fourth quarter of 2024.
Full Year Results
MYR reported revenues of $3.66 billion for the full year of 2025, an increase of $295.6 million, compared to $3.36 billion for the full year of 2024. Specifically, the T&D segment reported revenues of $2.00 billion, an increase of $121.9 million, from the full year of 2024, related to an increase of $63.2 million in revenue on distribution projects and an increase of $58.7 million in revenue on transmission projects. The C&I segment reported revenues of $1.66 billion, an increase of $173.6 million, from the full year of 2024.

Consolidated gross profit was $423.8 million for the full year of 2025, compared to $290.3 million for the full year of 2024. The increase in gross profit was due to higher margins and revenues. Gross margin increased to 11.6 percent for the full year of 2025 from 8.6 percent for the full year of 2024. The increase in gross margin was primarily due to the full year of 2024 being negatively impacted by certain T&D clean energy projects and by a C&I project. In the full year of 2025, gross margin was also positively impacted by better-than-anticipated productivity, favorable change orders and favorable job closeouts. These margin increases were partially offset by an increase in costs associated with labor and project inefficiencies on certain projects and unfavorable change orders. Changes in estimates of gross profit on certain projects resulted in gross margin decreases of 1.4 percent and 4.4 percent for the full year of 2025 and 2024, respectively.

T&D operating income margin was 7.9 percent for the full year of 2025, compared to 3.7 percent for the full year of 2024. The increase was primarily related to the full year of 2024 being negatively impacted by certain clean energy projects. In the full year of 2025, T&D operating income margin was also positively impacted by better-than-anticipated productivity and favorable change orders. These operating income margin increases were partially offset by an increase in costs associated with labor and project inefficiencies on certain projects.

C&I operating income margin was 5.9 percent for the full year of 2025, compared to 3.2 percent for the full year of 2024. The increase was primarily related to a larger portion of our C&I projects progressing at higher contractual margins, some of which are nearing completion. Additionally, C&I operating income for the full year of 2024 was negatively impacted by contingent compensation expense related to a prior acquisition that did not recur during the year of 2025. In the full year of 2025, C&I operating income margin was also positively impacted by better-than-anticipated productivity, favorable change orders and a favorable job closeout. These operating income margin increases were partially offset by an increase in costs associated with labor and project inefficiencies on certain projects and unfavorable change orders.

SG&A increased to $256.4 million for the full year of 2025, compared to $238.2 million for the full year of 2024. The year-over-year increase was primarily due to an increase in employee incentive compensation costs and an increase in employee-related expenses to support future growth. These increases were partially offset by $10.3 million of contingent compensation expense related to a prior acquisition and recognized during the full year of 2024, which did not recur.
Interest expense decreased to $5.6 million for the full year of 2025, compared to $6.5 million for the full year of 2024. The year-over-year decrease was primarily attributable to lower interest rates during the full year of 2025 as compared to the full year of 2024.

Other expense decreased to $0.7 million for the full year of 2025, compared to $1.5 million for the full year of 2024. The change was largely due to higher foreign currency losses from changes in exchange rates on intercompany receivables recognized during the full year of 2024.

Income tax expense was $42.9 million for the full year of 2025, with an effective tax rate of 26.6 percent, compared to income tax expense of $16.2 million for the full year of 2024, with an effective tax rate of 34.9 percent. The decrease in the tax rate for the year ended December 31, 2025 was primarily due to changes in state tax rates used to measure our state deferred income taxes and lower permanent difference items, partially offset by lower stock compensation excess tax benefits.

For the full year of 2025, net income was $118.4 million, or $7.53 per diluted share, compared to $30.3 million, or $1.83 per diluted share, for the same period of 2024. Full-year 2025 EBITDA, a non-GAAP financial measure, was $232.7 million, compared to $117.8 million for the full year of 2024.
Backlog
As of December 31, 2025, MYR's backlog was $2.82 billion, compared to $2.66 billion as of September 30, 2025. As of December 31, 2025, T&D backlog was $1.02 billion and C&I backlog was $1.80 billion. Total backlog at December 31, 2025 increased $247.9 million, or 9.6 percent, from the $2.58 billion reported at December 31, 2024.
Balance Sheet
As of December 31, 2025, MYR had $408.3 million of borrowing availability under our $490 million revolving credit facility and $150.2 million in cash and cash equivalents.
Non-GAAP Financial Measures
To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.
Conference Call
MYR will host a conference call to discuss its fourth-quarter and full year 2025 results on Thursday, February 26, 2026 at 8:00 a.m. Mountain time. To participate via telephone and join the call live, please register in advance here: https://register-conf.media-server.com/register/BIef142b2dd0e74c669676ae32feb0fd32. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode. Participants may access the audio-only webcast of the conference call from the Investors page of MYR Group’s website at myrgroup.com. A replay of the webcast will be available for seven days.
About MYR
MYR Group is a holding company of leading, specialty electrical contractors providing services throughout the United States and Canada through two business segments: Transmission & Distribution (T&D) and Commercial & Industrial (C&I). MYR Group subsidiaries have the experience and expertise to complete electrical installations of any type and size. Through their T&D segment they provide services on electric transmission, distribution networks, substation facilities, clean energy projects and electric vehicle charging infrastructure. Their comprehensive T&D services include design, engineering, procurement, construction, upgrade, maintenance and repair services. T&D customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Through their C&I segment, they provide a broad range of services which include the design, installation, maintenance and repair of commercial and industrial wiring generally for data centers, airports, hospitals, hotels, stadiums, commercial and industrial facilities, clean energy projects, manufacturing plants, processing facilities, water/waste-water treatment facilities, mining facilities, intelligent transportation systems, roadway lighting, signalization and electric vehicle charging infrastructure. C&I customers include general contractors, commercial and industrial facility owners, government agencies and developers. For more information, visit myrgroup.com.

Forward-Looking Statements
Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
MYR Group Inc. Contact:
Jennifer Harper, Vice President, Investor Relations & Treasurer, 847-979-5835, investorinfo@myrgroup.com
Financial tables follow…

MYR GROUP INC.
Consolidated Balance Sheets
As of December 31, 2025 and 2024

(in thousands, except share and per share data)	December 31, 2025	December 31, 2024

ASSETS
Current assets
Cash and cash equivalents	$150,156	$3,464
Accounts receivable, net of allowances of $934 and $1,129, respectively	603,735	653,069
Contract assets, net of allowances of $534 and $422, respectively	241,766	216,687
Current portion of receivable for insurance claims in excess of deductibles	10,122	9,081
Refundable income taxes	—	4,638
Prepaid expenses and other current assets	54,982	42,468
Total current assets	1,060,761	929,407
Property and equipment, net of accumulated depreciation of $413,962 and $387,223, respectively	306,386	278,226
Operating lease right-of-use assets	42,448	42,648
Goodwill	115,266	112,983
Intangible assets, net of accumulated amortization of $39,967 and $34,573, respectively	72,476	75,691
Receivable for insurance claims in excess of deductibles	21,358	34,553
Deferred income taxes	12,723	5,734
Investment in joint venture	3,224	3,730
Other assets	9,437	5,832
Total assets	$1,644,079	$1,488,804

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$4,554	$4,363
Current portion of operating lease obligations	13,019	12,141
Current portion of finance lease obligations	804	1,046
Accounts payable	314,789	295,476
Contract liabilities, net	300,560	236,703
Current portion of accrued self-insurance	28,499	25,883
Accrued income taxes	15,129	196
Other current liabilities	117,923	87,837
Total current liabilities	795,277	663,645
Deferred income tax liabilities	50,119	52,498
Long-term debt	54,483	70,018
Accrued self-insurance	42,827	53,600
Operating lease obligations, net of current maturities	29,429	30,496
Finance lease obligations, net of current maturities	1,220	1,930
Other liabilities	10,301	16,257
Total liabilities	983,656	888,444
Commitments and contingencies
Shareholders’ equity
Preferred stock – $0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2025 and December 31, 2024	—	—
Common stock – $0.01 par value per share; 100,000,000 authorized shares; 15,522,834 and 16,121,901 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	155	161
Additional paid-in capital	165,211	159,133
Accumulated other comprehensive loss	(8,183)	(12,651)
Retained earnings	503,240	453,717
Total shareholders’ equity	660,423	600,360
Total liabilities and shareholders’ equity	$1,644,079	$1,488,804

MYR GROUP INC.
Consolidated Statements of Operations
Three Months and Twelve Months Ended December 31, 2025 and 2024

	Three months ended December 31,		For the year ended December 31,
(in thousands, except per share data)	2025	2024	2025	2024

Contract revenues	$973,544	$829,795	$3,657,889	$3,362,290
Contract costs	862,262	743,850	3,234,103	3,071,971
Gross profit	111,282	85,945	423,786	290,319
Selling, general and administrative expenses	64,601	56,694	256,357	238,222
Amortization of intangible assets	1,205	1,203	4,818	4,869
Gain on sale of property and equipment	(1,048)	(2,109)	(4,261)	(6,854)
Income from operations	46,524	30,157	166,872	54,082
Other income (expense):
Interest income	290	119	723	415
Interest expense	(889)	(2,214)	(5,648)	(6,525)
Other income (expense), net	467	(1,058)	(663)	(1,479)
Income before provision for income taxes	46,392	27,004	161,284	46,493
Income tax expense	9,844	11,052	42,868	16,230
Net income	$36,548	$15,952	$118,416	$30,263
Income per common share:
– Basic	$2.35	$0.99	$7.57	$1.84
– Diluted	$2.33	$0.99	$7.53	$1.83
Weighted average number of common shares and potential common shares outstanding:
– Basic	15,528	16,125	15,643	16,467
– Diluted	15,657	16,185	15,729	16,526

MYR GROUP INC.
Consolidated Statements of Cash Flows
Twelve Months Ended December 31, 2025 and 2024

	For the year ended December 31,
(in thousands)	2025	2024

Cash flows from operating activities:
Net income	$118,416	$30,263
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	61,694	60,320
Amortization of intangible assets	4,818	4,869
Stock-based compensation expense	14,832	8,532
Deferred income taxes	(9,643)	(400)
Gain on sale of property and equipment	(4,261)	(6,854)
Other non-cash items	312	1,459
Changes in operating assets and liabilities:
Accounts receivable, net	51,276	(134,476)
Contract assets, net	(22,879)	120,676
Receivable for insurance claims in excess of deductibles	12,154	(1,628)
Prepaid expenses and other assets	(13,294)	10,270
Accounts payable	19,698	(60,962)
Contract liabilities, net	63,375	76,657
Accrued self-insurance	(8,174)	(548)
Other liabilities	38,243	(21,063)
Net cash flows provided by operating activities	326,567	87,115
Cash flows from investing activities:
Proceeds from sale of property and equipment	8,192	8,726
Purchases of property and equipment	(94,372)	(75,938)
Net cash flows used in investing activities	(86,180)	(67,212)
Cash flows from financing activities:
Borrowings under revolving lines of credit	754,441	822,491
Repayments under revolving lines of credit	(765,422)	(777,297)
Payment of principal obligations under equipment notes	(4,363)	(7,054)
Payment of principal obligations under finance leases	(1,076)	(1,196)
Debt refinancing costs	—	(33)
Repurchase of common stock	(75,000)	(75,000)
Payments related to tax withholding for stock-based compensation	(2,653)	(5,866)
Other financing activities	—	3,998
Net cash flows used in financing activities	(94,073)	(39,957)
Effect of exchange rate changes on cash	378	(1,381)
Net increase (decrease) in cash and cash equivalents	146,692	(21,435)
Cash and cash equivalents:
Beginning of period	3,464	24,899
End of period	$150,156	$3,464

MYR GROUP INC.
Unaudited Consolidated Selected Data,
Unaudited Performance Measure and Reconciliation of Non-GAAP Measure
For the Three and Twelve Months Ended December 31, 2025 and 2024 and
As of December 31, 2025, 2024, 2023 and 2022

	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands, except share and per share data)	2025	2024	2025	2024
Summary Statement of Operations Data:
Contract revenues	$973,544	$829,795	$3,657,889	$3,362,290
Gross profit	$111,282	$85,945	$423,786	$290,319
Income from operations	$46,524	$30,157	$166,872	$54,082
Income before provision for income taxes	$46,392	$27,004	$161,284	$46,493
Income tax expense	$9,844	$11,052	$42,868	$16,230
Net income	$36,548	$15,952	$118,416	$30,263
Effective tax rate	21.2%	40.9%	26.6%	34.9%

Per Share Data:
Income per common share:
–Basic	$2.35	$0.99	$7.57	$1.84
–Diluted	$2.33	$0.99	$7.53	$1.83
Weighted average number of common shares and potential common shares outstanding:
–Basic	15,528	16,125	15,643	16,467
–Diluted	15,657	16,185	15,729	16,526

(in thousands)	December 31, 2025	December 31, 2024	December 31, 2023	December 31, 2022

Summary Balance Sheet Data:
Total assets	$1,644,079	$1,488,804	$1,499,391	$1,328,927
Total shareholders’ equity	$660,423	$600,360	$651,202	$560,200
Goodwill and intangible assets	$187,742	$188,674	$200,469	$203,404
Total funded debt (1)	$59,037	$74,381	$36,241	$40,553

	Three months ended December 31,				Twelve months ended December 31,
(dollars in thousands)	2025		2024		2025		2024
Segment Results:	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Contract revenues:
Transmission & Distribution	$530,961	54.5%	$450,021	54.2%	$2,002,440	54.7%	$1,880,501	55.9%
Commercial & Industrial	442,583	45.5	379,774	45.8	1,655,449	45.3	1,481,789	44.1
Total	$973,544	100.0%	$829,795	100.0%	$3,657,889	100.0%	$3,362,290	100.0%
Operating income (loss):
Transmission & Distribution	$39,463	7.4%	$30,270	6.7%	$157,610	7.9%	$69,374	3.7%
Commercial & Industrial	29,254	6.6	14,701	3.9	97,207	5.9	48,041	3.2
Total	68,717	7.1	44,971	5.4	254,817	7.0	117,415	3.5
Corporate	(22,193)	(2.3)	(14,814)	(1.8)	(87,945)	(2.4)	(63,333)	(1.9)
Consolidated	$46,524	4.8%	$30,157	3.6%	$166,872	4.6%	$54,082	1.6%
See notes at the end of this earnings release

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended December 31, 2025 and 2024

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except share, per share data, ratios and percentages)	2025	2024	2025	2024

Financial Performance Measures (2):
EBITDA (3)	$64,226	$45,491	$232,721	$117,792
EBITDA per Diluted Share (4)	$4.10	$2.81	$14.80	$7.12
EBIA, net of taxes (5)	$37,970	$17,901	$125,567	$37,410
Free Cash Flow (6)	$84,925	$8,815	$232,195	$11,177
Book Value per Period End Share (7)			$42.31	$37.10
Tangible Book Value (8)			$472,681	$411,686
Tangible Book Value per Period End Share (9)			$30.28	$25.44
Funded Debt to Equity Ratio (10)			0.1	0.1
Asset Turnover (11)			2.46	2.24
Return on Assets (12)			8.0%	2.0%
Return on Equity (13)			19.7%	4.6%
Return on Invested Capital (14)			20.2%	5.6%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income	$36,548	$15,952	$118,416	$30,263
Interest expense, net	599	2,095	4,925	6,110
Income tax expense	9,844	11,052	42,868	16,230
Depreciation and amortization	17,235	16,392	66,512	65,189
EBITDA (3)	$64,226	$45,491	$232,721	$117,792

Reconciliation of Net Income per Diluted Share to EBITDA per Diluted Share:
Net income per share	$2.33	$0.99	$7.53	$1.83
Interest expense, net, per share	0.04	0.13	0.31	0.37
Income tax expense per share	0.63	0.68	2.73	0.98
Depreciation and amortization per share	1.10	1.01	4.23	3.94
EBITDA per Diluted Share (4)	$4.10	$2.81	$14.80	$7.12

Reconciliation of Non-GAAP measure:
Net income	$36,548	$15,952	$118,416	$30,263
Interest expense, net	599	2,095	4,925	6,110
Amortization of intangible assets	1,205	1,203	4,818	4,869
Tax impact of interest and amortization of intangible assets	(382)	(1,349)	(2,592)	(3,832)
EBIA, net of taxes (5)	$37,970	$17,901	$125,567	$37,410

Calculation of Free Cash Flow:
Net cash flow from operating activities	$114,830	$21,119	$326,567	$87,115
Less: cash used in purchasing property and equipment	(29,905)	(12,304)	(94,372)	(75,938)
Free Cash Flow (6)	$84,925	$8,815	$232,195	$11,177

See notes at the end of this earnings release.

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
As of December 31, 2025, 2024 and 2023

(in thousands)	December 31, 2025	December 31, 2024

Reconciliation of Book Value to Tangible Book Value:
Book value (total shareholders' equity)	$660,423	$600,360
Goodwill and intangible assets	(187,742)	(188,674)
Tangible Book Value (8)	$472,681	$411,686

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$42.31	$37.10
Goodwill and intangible assets per period end share	(12.03)	(11.66)
Tangible Book Value per Period End Share (9)	$30.28	$25.44

Calculation of Period End Shares:
Shares outstanding	15,523	16,122
Plus: common equivalents	86	59
Period End Shares (15)	15,609	16,181

(in thousands)	December 31, 2025	December 31, 2024	December 31, 2023

Reconciliation of Invested Capital to Shareholders Equity:
Book value (total shareholders' equity)	$660,423	$600,360	$651,202
Plus: total funded debt	59,037	74,381	36,241
Less: cash and cash equivalents	(150,156)	(3,464)	(24,899)
Invested Capital	$569,304	$671,277	$662,544
Average Invested Capital (16)	620,291	666,911
See notes at the end of this earnings release.

(1)Funded debt includes borrowings under our revolving credit facility and the outstanding balances of our outstanding equipment notes.
(2)These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(3)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. Certain material covenants contained within our credit agreement are based on EBITDA with certain additional adjustments, including our interest coverage ratio and leverage ratio, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it provides MYR Group Inc. and its investors with an additional tool to compare MYR Group Inc. operating performance on a consistent basis by removing the impact of certain items that management believes to not directly reflect the Company’s core operations. Management further believes that EBITDA is useful to investors and other external users of MYR Group Inc. financial statements in evaluating the Company’s operating performance and cash flow because EBITDA is widely used by investors to measure a Company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, useful lives placed on assets, capital structure and the method by which assets were acquired.
(4)EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(5)EBIA, net of taxes is defined as net income plus net interest plus amortization of intangible assets, less the tax impact of net interest and amortization of intangible assets. The tax impact of net interest and amortization of intangible assets is computed by multiplying net interest and amortization of intangible assets by the effective tax rate. Management uses EBIA, net of taxes, to measure our results exclusive of the impact of financing and amortization of intangible assets costs.
(6)Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income , cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(7)Book value per period end share is calculated by dividing total shareholders’ equity at the end of the period by the period end shares outstanding.
(8)Tangible book value is calculated by subtracting goodwill and intangible assets at the end of the period from shareholders’ equity at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or shareholders’ equity.
(9)Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(10)The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total shareholders’ equity at the end of the period.
(11)Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(12)Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(13)Return on equity is calculated by dividing net income for the period by total shareholders’ equity at the beginning of the period.
(14)Return on invested capital is calculated by dividing EBIA, net of taxes, less any dividends, by average invested capital. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.
(15)Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common shares outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(16)Average invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total shareholders’ equity and calculating the average of the beginning and ending of each period.